Exhibit F-2



December 23, 2002






Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Application to Issue Transition Bonds, File No. 70-9899

Ladies and Gentlemen:

This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the Application-Declaration on Form U-1 under the Public Utility Holding Company Act of 1935, as amended (the "Act") (File 70-9899) (the "Application") of Conectiv, Atlantic City Electric Company ("ACE"), PHI Service Company ("PHI Service"), and Atlantic City Electric Transition Funding LLC (the "Special Purpose Issuer") (collectively, the "Applicants").

As counsel for the Applicants, I deliver this opinion to you for filing as Exhibit F-2 to the Application. Terms not otherwise defined herein have the meaning ascribed to them in the Application.

The Application seeks the authorization and approval of the Commission with respect to the Special Purpose Issuer's issuance of up to $440 million in transition bonds pursuant to the New Jersey Electric Discount and Energy Competition Act and related transactions. Specifically, the Application seeks, among other things, the following authorizations and approvals of the Commission (collectively, "Transactions"):

     a. for ACE to sell, pledge or assign bondable transition property to the Special Purpose Issuer from time to time in exchange for the net proceeds from the sale of a series of transition bonds;

     b. for the Special Purpose Issuer to issue and sell transition bonds from time to time, pursuant to an underwriting agreement, in an aggregate principal amount up to $440 million, with a reservation of Commission jurisdiction on an amount up to $1.7 billion, to be authorized and approved by the New Jersey Board of Public Utilities;



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     c.   for the Special Purpose Issuer to enter into interest rate swaps, interest rate hedging programs, and credit enhancement arrangements to reduce interest rate and credit risks with respect to, and to facilitate the issuance of, transition bonds;

     d. for ACE to act as the servicer of the bondable transition property and enter into a servicing agreement pursuant to which ACE or an affiliate will perform services for the Special Purpose Issuer and receive compensation determined on a market basis rather than the "at-cost" standard of Section 13(b) of the Act;

     e. for ACE, PHI Service or any successor entity, or another affiliate to act as the administrator for the Special Purpose Issuer and enter into an administration agreement. The Special Purpose Issuer will pay a fee for these services which will be equal to a market rate fee rather than the "at-cost" standard of Section 13(b) of the Act;

     f. for the Special Purpose Issuer to use the proceeds from the transition bonds to pay the expenses of issuance and to purchase the bondable transition property from ACE.;

     g. for ACE to enter into the indemnity provisions of a sale agreement, through which it may indemnify the Special Purpose Issuer and related parties pursuant to the terms of the sale agreement; for ACE, as servicer, to enter into the indemnity provisions of a servicing agreement through which it may indemnify the Special Purpose Issuer and related parties pursuant to the terms of the servicing agreement; for ACE, PHI Service Company, or any successor entity or another affiliate, as administrator, to enter into the indemnity provisions of an administration agreement through which it may indemnify the Special Purpose Issuer pursuant to the terms of the administration agreement; and for the Special Purpose Issuer to inter into the indemnity provisions of its limited liability company agreement through which it may indemnify ACE and other parties pursuant to the limited liability company agreement, all as further described herein; and

     h. for ACE to make capital contributions to the Special Purpose Issuer and receive interest and other investment earnings thereon.


I am counsel to the Applicants. I am a member of the bar of the State of Delaware, the state in which Conectiv, PHI Service and the Special Purpose Issuer were formed. I am not a member of the bars of other states. I do not hold myself out as an expert in the laws of any state other than Delaware, although I have consulted, and will consult, with counsel to the Applicants who are experts in the laws of states other than Delaware, including New Jersey. For purposes of rendering this opinion, to the extent I deemed necessary, I have relied on



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Securities and Exchange Commission
December 23, 2002
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advice from counsel employed or retained by Conectiv who are members of the bars of the states in which the Applicants were formed, including, specifically, New Jersey.

In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies certified or otherwise identified to my satisfaction of such corporate records of the Applicants, certificates of public officials, certificates of officers and representatives of Applicants, and other documents as I have deemed necessary in order to render the opinions hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to our opinion, I have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates and documents.

The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     a. The Transactions have been duly authorized and approved, to the extent required by the governing corporate documents and applicable state laws, by the Board of Directors of the appropriate Applicant.

     b. All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transactions have been obtained or made, as the case may be, and have become final and unconditional in all respects and shall remain in effect (including the approval and authorization of the Commission under the Act) and such Transactions have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

     c. The Commission has duly entered an appropriate order with respect to the Transactions as described in the Application, granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

     d. A registration statement has been declared effective under the Securities Act of 1933 or an exemption from registration is applicable under such Act with respect to any securities to be issued in a Transaction and no stop order has been entered by the Securities and Exchange Commission with respect thereto.

     e. The parties have obtained all consents, waivers and releases, if any, required for the transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.



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     f.   No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein.

Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that:

     1. The laws of the states of Delaware and New Jersey applicable to the proposed Transactions have been complied with;

     2. The Special Purpose Issuer is a limited liability company validly organized, duly existing and in good standing in its state of formation;

     3. The transition bonds are valid and binding obligations of the Special Purpose Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting the enforceability of creditors' rights generally and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law;

     4. The Special Purpose Issuer legally acquired the bondable transition property from ACE;

     5. The consummation of the Transactions did not violate the legal rights of the holders of any securities issued by the Applicants or any associate company thereof; and

     6.   the Transactions were carried out in accordance with the Application.

This letter is addressed to the Commission, and no person or entity, other than the Commission, may rely on it. I hereby consent to the use of this opinion as an exhibit to the Application.

Very truly yours,

/s/ Christie Day Cannon

Christie Day Cannon
Assistant General Counsel